News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Executes Binding Agreement to Acquire

San Diego Industrial Gas and Welding Supply Business

Provides foothold to expand California market with MagneGas2®

TAMPA, FL – January 3, 2018 – MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today the execution of a binding agreement to acquire all of the assets of San Diego based NG Enterprises Inc. for $750,000. The acquisition is expected to add approximately $650,000 in high-margin industrial gas and welding supply revenues. The acquisition also adds four highly experienced industry experts, and access to an extensive list of clients in the shipping, military, logistics, industrial and other industries, which represent prospective clients for MagneGas2® cross sales. The binding agreement, includes a deposit for $300,000. The remainder of the purchase price is due at final closing, which is planned for the second week of January 2018.

“We are very pleased to take this first step in the expansion of MagneGas’ welding supply and gas distribution business outside of Florida,” commented Ermanno Santilli, CEO of MagneGas. “We firmly believe that MagneGas2® represents the future of global cutting fuel technology, and this is a critical differentiator in our target market. The greater California market is one of the two strongest markets in the US for industrial gas and welding supplies. We believe San Diego has the potential to be one of the key markets in California for MagneGas2® given the proximity to Coronado Island and the massive US military presence, as well as a wide range of utility, commercial shipping, rail, logistics and infrastructure operators in the bay area. We see this as a very compelling acquisition that will help further accelerate our growth and profitability.”

Mr. Santilli continued, “As we have advanced this acquisition opportunity towards closing, we have already identified a long-term contract opportunity for a major consumer of cutting fuel for a power plant decommissioning project that would potentially require enough quantities of MagneGas2® to justify a full-time gasification plant to be located on site at the decommissioning project at the start of the project. This decommissioning project has the potential to immediately accelerate revenue growth in our new San Diego operations, and is another excellent example of the power of our technology and our MagneGas2® product offering to compete in a massive global industry.”

“ESSI, has been a major success as our first industrial gas and welding supply acquisition,” commented Scott Mahoney, CFO of MagneGas. “For the past 3 years, we have been very successful in driving revenue growth, with a compound annual growth rate of approximately 52%. When compared to the industry norm, which is approximately 2-3%, we are clearly leveraging our technology to drive overall growth, take market share away from the major players in Florida, distribute MagneGas2® to wholesale distributors across the eastern US, and drive unit sales into Europe.”

Mr. Mahoney continued, “The greater California and Texas markets are the top two markets for industrial gases in the US today, with a high concentration of key industries that demand and consume cutting fuels. Our acquisition strategy is very clear. We seek to leverage our proprietary and fundamentally superior cutting fuel product, MagneGas2®, to aggressively take market share in the two best markets in the country. By acquiring companies such as NG Enterprises, we can benefit from an immediate customer base, an experienced sales force, and the ability to cross sell non-proprietary gases and hard goods to maximize the revenue impact from our acquisitions. We are excited to complete what we expect to be the first of many acquisitions to come in these critical markets. This is a key part of our plan to accelerate revenues and drive cash flows in 2018 and beyond.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.